EXHIBIT 99.1
NEWS RELEASE

EQUITY CORPORATION INTERNATIONAL
P.O. Drawer 100, Lufkin, Texas 75902-0100

CONTACT:  W. Cardon Gerner, (409) 631-8703

FOR IMMEDIATE RELEASE:

EQUITY CORPORATION INTERNATIONAL REPORTS PRELIMINARY
FOURTH QUARTER EARNINGS AND REVISED EXPECTATIONS FOR 1998
Continues to Expect Record Results

LUFKIN, TX., Jan. 26, 1998 -- Equity Corporation International (NYSE:EQU), the nation's fourth largest death care company, announced today that it expects earnings per share for the fourth quarter ended December 31, 1997 to be 19 cents per share versus 17 cents for the same period last year, and one cent below analysts' consensus estimate. The one-cent shortfall relative to expectations is attributed to soft mortality, which affected both the funeral and cemetery segments, and select cemetery properties acquired later in the year which experienced moderate delays in realizing targeted financial results. The 17 cents reported for the December 1996 quarter includes approximately 2 cents attributable to non-recurring gains. The company anticipates reporting record revenue and earnings for the fourth quarter and for the full year of 1997 and the expected results represent an increase of 26.7% quarter over quarter on a comparable basis. Final quarterly and year end results are expected to be released on or about March 5, 1998.

James P. Hunter, III, chairman and chief executive officer, commented, "Our 1997 acquisition campaign was record setting, resulting in spending of approximately $150 million, up significantly from our original estimate of $65 million. We acquired premier funeral and cemetery operations, which include both strategic locations and add-ons to existing locales. Moreover, many of the acquired properties are larger than ECI's typical operations. We fully anticipate continued acquisition momentum in 1998 and have budgeted spending in the range of $150-$160 million. First quarter closings are anticipated to be in the range of $60-$70 million.

"With respect to our outlook on 1998 operating performance, we have comprehensively reviewed our core and newly acquired properties, to include the additional infrastructure needs of a fast-growing company. And, very importantly, the general environment of the death care industry was taken into account in developing our current year plan. We believe that 1997 mortality trends were, in fact, an aberration. However, we cannot with accuracy predict when they will normalize and, accordingly, we deem the prudent course to be somewhat conservative in our 1998 outlook. Additionally, a significant percentage of our total revenue will be derived from firms acquired within the last 24 months which are in the earlier stages of the maturation cycle, further supporting our conservative positioning.

"Since the company's inception, we have been committed to the long-term success of our operating businesses and retention of consumer loyalty; thus, we have been reluctant to implement short-sighted strategies that may result in market share losses. Specifically, excessive pricing and cost containment may yield immediate results at the expense of long-term stability.

"Based on these factors, we expect 1998 earnings per share to be in a range of 85 to 90 cents compared to current analysts' consensus estimate of 90 cents. The revised range falls within our corporate strategic objective of achieving average annual earnings per share increases of 25-30 percent," Hunter concluded.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to the following: the company maintaining its high level of acquisition activity and achieving expected performance from these acquired businesses, and the ability to manage internal growth of existing operations; the economy, competition and death rates in the company's geographic areas of operation; and sufficient availability of capital resources to fund future acquisitions and planned levels of capital expenditures which will depend on prevailing market conditions, interest rates, and the financial condition of the company.